                                                                 Exhibit (a)(12)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Common Stock. The Offer is made solely by the Offer to Purchase dated March 13, 2000 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of shares of Common Stock. The Purchaser is not aware of any state or jurisdiction where the making of the Offer or the acceptance of shares of Common Stock is prohibited by any applicable law. If the Purchaser becomes aware of any state or jurisdiction where the making of the Offer or the acceptance of shares of Common Stock is not in compliance with any applicable law, the Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, the Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Common Stock in such state or jurisdiction. In any state or jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more registered brokers or dealers licensed under the laws of such state or jurisdiction.


                     Notice of Offer to Purchase for Cash
                 All of the Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                                      of

                               U.S. Foodservice

                                      at

                     $26.00 Net Per Share of Common Stock

                                      by

                            Snow Acquisition, Inc.
                    An Indirect Wholly Owned Subsidiary of

                            Koninklijke Ahold N.V.
                                 (Royal Ahold)


        Snow Acquisition, Inc., a Delaware corporation (the "Purchaser"), and an indirect wholly owned subsidiary of Koninklijke Ahold N.V., a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (Municipality Zaanstad), The Netherlands ("Parent"), is offering to purchase all of the issued and outstanding shares of Common Stock (the "Common Stock"), par value $0.01 per share, of U.S. Foodservice (the "Company"), including the associated Rights (as defined below), at a price of $26.00 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 13, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). Unless the context indicates otherwise, all references to shares of Common Stock shall include the associated preferred stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights

Agreement dated as of October 4, 1999, as amended as of March 6, 2000, by and between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, APRIL 7, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent at least a majority of the outstanding shares of Common Stock on a fully diluted basis (the "Minimum Condition") and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Offer is also conditioned upon the satisfaction of certain other terms and conditions described in Section 14 of the Offer to Purchase.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 7, 2000 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, promptly upon consummation of the Offer, Parent will cause the Purchaser to be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), except for (i) shares of Common Stock which are held, directly or indirectly, by any wholly owned subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including the Purchaser), all of which shall cease to be outstanding and shall be canceled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by holders (the "Holders") exercising their rights to dissent in accordance with Delaware law, each share of Common Stock issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the Holder, forthwith cease to exist and be converted into and represent the right to receive an amount in cash equal to $26.00, without interest. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase. Under Delaware law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the issued and outstanding shares of Common Stock, the Purchaser will be able to approve and effect the Merger without a vote of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the issued and outstanding shares of Common Stock, pursuant to the Offer or otherwise, a vote of the Company's stockholders to effect the Merger is required under Delaware law and a longer period of time will be required to effect the Merger as described in Section 11 of the Offer to Purchase.

        The Board of Directors of the Company has unanimously (i) determined that the terms of each of the Offer and the Merger of the Purchaser with and into the Company are fair to, and in the best interests of, the Holders of shares of Common Stock and declared that the Offer and the Merger are advisable,
(ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the Holders accept the Offer, tender their shares of Common Stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement.

        Tendering Holders whose shares of Common Stock are registered in their own name and who tender directly to Wilmington Trust Company, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) shares of Common Stock validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares of Common Stock. Upon the terms and subject to the conditions of the Offer, payment for shares of Common Stock accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose shares of Common Stock have been accepted for payment. In all cases, payment for shares of Common Stock purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares of Common Stock or timely confirmation of a book-entry transfer of such shares of Common Stock into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions of the Letter of Transmittal and the Offer to Purchase. Under no circumstances will interest on the purchase price for shares of Common Stock be paid by the Purchaser, regardless of any delay in making such payment or extension of the Expiration Date (as defined below).

        The Rights are currently evidenced by the certificates for the Common Stock and the tender by a Holder of such Holder's shares of Common Stock will also constitute a tender of the associated Rights. Pursuant to an amendment to the Rights Agreement dated as of March 6, 2000, no distribution of Rights will occur by reason of the announcement, or consummation of the Offer in accordance with the Merger Agreement or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement. If separate certificates representing the Rights are issued to Holders prior to the time a Holder's shares of Common Stock are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If a distribution of Rights occurs and separate certificates representing the Rights are not distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, Rights may be tendered prior to a Holder receiving the certificates for Rights by use of the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

        The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Friday, April 7, 2000, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement, to the applicable rules and regulations of the Commission and to applicable law, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving notice of such extension to the Depositary and by making a public announcement thereof. Any extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law. During any such extension, all shares of Common Stock previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw its shares of Common Stock.

        Subject to the provisions of the Merger Agreement, applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to terminate the Offer and not accept for payment any shares of Common Stock if any of the conditions referred to in Section 14 of the Offer to Purchase are not satisfied or any of the events specified in Section 14 of the Offer to Purchase have occurred and return the tendered shares of Common Stock to the tendering Holders and (ii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, provided, however, that, without the prior written consent of the Company, the Purchaser will not, among other things, reduce the number of shares of Common Stock to be purchased pursuant to the Offer, reduce the Offer Price, impose additional conditions to the Offer, change the form of consideration payable in the Offer or make any other change to the terms of the Offer which is adverse in any manner to the Holders. The Purchaser currently intends to extend the Offer from time to time if and to the extent the applicable waiting period under antitrust laws described in Section 15 of the Offer to Purchase has not expired or been terminated on the Expiration Date.

        Except as otherwise provided below, tenders of shares of Common Stock made pursuant to the Offer are irrevocable. Shares of Common Stock tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 11, 2000, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses or the facsimile number set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn, and the name of the registered holder of the shares of Common Stock, if different from that of the person who tendered such shares of Common Stock. If certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such shares of Common Stock have been tendered for the account of an Eligible Institution. Shares of Common Stock tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase), must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock and must otherwise comply with the Book-Entry Transfer Facility's procedures.

        Withdrawals of tendered shares of Common Stock may not be rescinded without the Purchaser's consent, and any shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any shares of Common Stock properly withdrawn may be retendered at any time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

        The receipt of cash in exchange for shares of Common Stock pursuant to the Offer (or the Merger) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash in exchange for shares of Common Stock pursuant to the Offer (or the Merger) will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the shares of Common Stock exchanged therefor. Provided that such shares of Common Stock constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Holder has held the shares of Common Stock for more than one year at the time of sale. The maximum U.S. federal income tax rate applicable to individual taxpayers on long-term capital gain is 20%, and the deductibility of capital losses is subject to limitations. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger see Section 5 of the Offer to Purchase.

        The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act, is contained in the Offer to Purchase and is incorporated herein by reference.

        The Company has provided the Purchaser with the Company's stockholder lists and security position listings in respect of the shares of Common Stock for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other materials relevant to Holders. The Offer to Purchase, the Letter of Transmittal and any other relevant materials will be mailed to record holders of shares of Common Stock whose names appear on the Company's list of holders of the shares of Common Stock and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of holders of the shares of Common Stock or, where applicable, who are listed as participants in a clearing agency's security position listing.

        The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

        Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below.


                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

                          445 Park Avenue, 5th Floor
                           New York, New York 10022
                Banks and Brokerage Firms Call: (800) 662-5200

                   Shareholders Please Call: (800) 566-9061

                     The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.

                            World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                         (212) 236-3790 (Call Collect)

March 13, 2000